EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young	Sandy Smith
Media Relations	Investor Relations
617-444-3913	617-444-2804
jyoung@akamai.com	ssmith@akamai.com

Akamai Completes Acquisition of Speedera Networks

CAMBRIDGE, MA – June 13, 2005 – Akamai Technologies, Inc. (NASDAQ: AKAM) today announced it has completed its acquisition of Speedera Networks, Inc., a privately held company based in Santa Clara, California. Akamai announced a definitive agreement on March 16, 2005 to acquire Speedera in a stock-for-stock transaction.

Akamai and Speedera provide businesses with a cost-effective, distributed platform for accessing Web computing and capacity on demand worldwide without having to make significant upfront investments in infrastructure. The acquisition will provide customers with a broader suite of services available on the world’s largest, high-performance distributed computing platform for the delivery and acceleration of Web content and applications.

“We are excited about completing our acquisition of Speedera because it will enable us to expand our business through significant customer acquisition and the introduction of additional value-added services designed to make our customers’ Internet initiatives more reliable, more scalable and more cost-effective,” said Paul Sagan, president and CEO of Akamai. “We are delighted to start working with a talented group of new employees who are joining us. In addition to the contribution of Speedera’s U.S.-based team, the company’s strong presence in Bangalore provides us an opportunity to establish operations in India.”

Under the terms of the agreement, Akamai has acquired all of the outstanding common stock, preferred stock, and vested and unvested stock options of Speedera and its India-based, wholly-owned subsidiary by issuing approximately 12 million shares of Akamai common stock. The transaction is designed to be effected as a tax-free reorganization for Speedera stockholders and will be accounted for by Akamai under the purchase method of accounting.

Akamai expects to provide an update on its integration with Speedera during its second quarter 2005 financial call on July 26th.

- more -

About Akamai

Akamai® is the leading global service provider for accelerating content and business processes online. More than 1,300 organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.

# # #

The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, difficult in integrating Speedera’s operations with Akamai’s, changes in tax laws or interpretations of existing tax laws, failure of Akamai’s network infrastructure and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.